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                                                                   EXHIBIT P(11)

                     PERSONAL INVESTMENT TRANSACTION POLICY

This policy is designed to prevent any potential conflict of interest, or even the appearance of a conflict of interest, with respect to personal transactions. Most importantly, we completely endorse the Code of Ethics and the standards of professional conduct as articulated and embraced by the Financial Analysts Federation (Exhibit A). Employees are required to put their fiduciary obligation first in all dealings, and should not benefit from positions that their clients occupy in the marketplace.

As it relates to transactions in our own or related (family) or indirect (advisory) account, we recognize that it is imperative that we be above reproach in appearance, as well as in fact. With that thought in mind, the following procedure is in effect.

1. The following steps must be adhered to upon the purchase or sale of any equity security. This policy refers to all securities and is not limited to the securities held in our investment accounts. Transactions in securities where we own stocks for our clients are strongly discouraged. Additionally, our management of a mutual fund requires that we observe a seven-day blackout. That is, employees are not allowed to buy or sell an equity security that is owned for our clients, seven days prior to and/or after the completion of a purchase/sale for any of our clients.

      Steps to. be completed prior to transaction:

            - Check for any pending trades or transactions recently completed.

            -     Complete the Employee Transaction Pre-Approval Form. (Exhibit
                  B)

            - Attain written approval from the Portfolio Manager/Stock sponsor of that industry.

            -     Attain written approval from the Trading Department.

      Steps to be completed after the transaction:

            - Provide a copy of the confirmation to the Compliance Department. Confirmation should be presented as soon as it is received following the execution.

      In the event that a purchase or sale of an equity security that is being utilized in our investment portfolios is desired, the following procedure is also applicable;

            a. Purchases can only be made after our investment accounts have completed their own purchase transactions, and there is no imminent trade pending.

            b. Sales can only be made after our investment accounts have completed their sales transactions, and there is not imminent trade pending.

            c. If the stock sponsor transacts in his own stocks, written documentation must be attached to the Employee Transaction Pre-Approval Form.

2. In addition, under any circumstances, a quarterly transaction report is to be completed by each employee, identifying the specific purchases and/or sales, date of transaction, etc., (Exhibit C) and filed with the Compliance Officer with 10 days after the end of each calendar quarter. It is strongly recommended that each person be required to direct their brokers to supply JMIC with duplicate copies of periodic statements (in additional to confirmation) of all securities accounts for which you are responsible or have any interest.

3. In the event that the Compliance Officer and Managing Partner determine that a material violation of this Code has occurred, further action and sanctions will be instituted. Disgorgement is recommended by the Task Force. That is, a person should disgorge any profits and assume any losses, even if he/she acted innocently and the action is discovered later.

4. While there is no prohibition in the Code of Ethics on short-term trading profits, the Compliance Officer will monitor reports and address any abuses of short-term trading profits on a case-by-case basis. To avoid any doubt, you are advised to avoid the purchase and sale or the sale and purchase, within 60 calendar days, of the same (or equivalent) Securities of which you have ownership. If an abuse is discovered, you will be required to disgorge any profits realized on personal trades executed within the above prescribed period.

5. The Compliance Officer will maintain these confirmations, Employee Transaction Pre-Approval Forms, and quarterly reports in an orderly manner for inspection by any appropriate per.

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                                    Exhibit B
                       EMPLOYEE TRANSACTION APPROVAL FORM

Employee Name:
Date:
Time:

EQUITY SECURITY INFORMATION:
Name of Equity Security:
Ticker Symbol:
Type of Transaction: (circle one) PURCHASE SELL

APPROVAL REQUIRED:
VALID FOR 24 HOURS AFTER OBTAINING APPROVAL

Please get approvals in the following order BEFORE placing your transaction.

I. COMPLIANCE: Axys shows no activity within the 7-day time limit for the above referenced equity security.

      Initials:_________ Date:______________

2. PORTFOLIO MANAGER: No near term (7-day) activity is planned for the above referenced equity security.

      Initials:_________ Date:______________

3. TRADING: The above referenced equity security does not appear on our daily pending sheet, nor has had any activity today.

      Initials:_________ Date:______________

4.    COMPLIANCE: Form is complete with approvals and ready for filing.

      While there is no prohibition in the Code of Ethics on short-term trading profits, the Compliance Officer will monitor reports and address any abuses of short-term trading on a case by case basis. To avoid any doubt, you are advised to avoid the purchase and sale, or the sale and purchase, within 60 calendar days, of the same (or equivalent) securities of which you have ownership. If an abuse is discovered, you will be required to disgorge any profits realized on personal trades executed within the above prescribed period.

      Initial Public Offerings

      The purchase of Equity Securities in initial public offerings (IPOs) by Advisory personnel can create an appearance that such personnel have taken inappropriate advantage of their positions for personal benefit. Accordingly, such an Advisory Person may not acquire Beneficial Ownership of any equity securities in an IPO. Further, Advisory personnel are prohibited to use the facilities of the Adviser to secure an IPO equity purchase, directly or indirectly, for any non-advisory client, or to directly or indirectly, (that is, in circumvention of the Adviser's procedures for allocation of IPO equity purchases among Advisory Clients) secure an IPO equity issue for any Advisory Client.

      If you are an employee, manager, director, officer or partner of JMIC, NASD rules prohibit you from purchasing any securities in a Hot IPO. Hot IPOs are securities of a public offering that trade at a premium in the secondary market whenever such secondary market begins.